Exhibit 99.01

Contact:           James A. D. Smith
President and Chief Executive Officer
-or-
Fred Driscoll
Chief Financial Officer
650-562-1424

GENELABS TECHNOLOGIES, INC. REGAINS EXCLUSIVE RIGHTS TO PRESTARATM IN JAPAN FROM MITSUBISHI TANABE PHARMA CORPORATION

REDWOOD CITY, Calif. – November 19, 2007 – Genelabs Technologies, Inc. (Nasdaq: GNLB) announced today that it has regained full development and licensing rights in Japan for its investigational lupus drug Prestara™ (GL701), under the terms of a termination agreement between the Company and Mitsubishi Tanabe Pharma Corporation.

Genelabs and Tanabe Seiyaku Co., Ltd., a predecessor company to Mitsubishi Tanabe Pharma Corporation, signed their collaboration and license agreement in January 2004. The agreement provided that Tanabe was responsible for conducting all development work and obtaining regulatory approval for Prestara™ in Japan. Under the terms of the agreement, Genelabs received an initial $2 million non-refundable license fee. In addition, $10 million of milestone payments were to be made on the achievement of pre-determined development goals. No additional milestone payments were received by Genelabs during the term of the agreement. Mitsubishi Tanabe Pharma Corporation continues to own common stock in the Company which they purchased for $2.6 million in connection with the collaboration and license agreement.

On October 1, 2007, Mitsubishi Tanabe Pharma Corporation was formed by the merger of Tanabe Seiyaku Co., Ltd. and Mitsubishi Pharma Corporation. The combined company’s stated mission is to create new drugs which are globally competitive as well as using its business platform strengthened by the merger to accelerate the development of business operations overseas and establish at an early-stage a position as an international drug discovery corporation.

Under the terms of the termination agreement no payments are to be made by either party.

About Genelabs Technologies
Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks of Genelabs Technologies, Inc.